EXHIBIT 99.1

UTMD Reports Year 2025 and Fourth Quarter Financial Performance

Contact: Brian Koopman (801) 566-1200January 29, 2026

Salt Lake City, Utah – With some unexpected circumstances in 2025, Utah Medical Products, Inc (UTMD) did not achieve its beginning of year financial projections.  Nevertheless the Company retained excellent profit margins, and increased its year-ending cash balances to $85.8 million despite paying $4.0 million in dividends to stockholders and repurchasing 4.5% (since the end of 2024) of its shares in the open market for $8.4 million.

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Overview of Results

A summary comparison of 4Q and calendar year 2025 income statement category declines relative to the same periods of 2024 follows:

2025 to 2024 Comparison	4Q (October–December)	Year (January-December)
Revenues (Sales):	( 1%)	( 6%)
Gross Profit (GP):	( 1%)	( 9%)
Operating Income (OI):	(17%)	(16%)
Income Before Tax (EBT):	(14%)	(16%)
Net Income (NI):	(12%)	(19%)
Earnings Per Share (EPS):	( 6%)	(12%)

Despite lower sales, profit margins in 4Q and year 2025 held up well compared to 4Q and year 2024, for reasons described later in this report:

	4Q 2025 (Oct – Dec)	4Q 2024 (Oct-Dec)	2025 (Jan–Dec)	2024 (Jan–Dec)
Gross Profit Margin (GP/ sales):	58.2%	58.1%	57.1%	59.0%
Operating Income Margin (OI/ sales):	27.0%	32.0%	29.6%	33.2%
Income Before Tax Margin (EBT/ sales):	34.3%	39.5%	36.6%	41.1%
Net Income Margin (NI/ sales):	28.4%	31.7%	29.3%	33.9%

Because revenue results for any given three-month period in comparison with a previous three-month period are not indicative of comparative results for the year as a whole, investors should focus on the annual results described later in this release.

Focusing on the causes of the $2.4 million consolidated worldwide (WW) decline in annual revenues in 2025, the lower sales can be explained by the three following categories:

Revenue Category:	2025 Sales [million $]	2024 Sales [million $]	Decline [million $]	Portion of Total Decline
1)PendoTECH OEM	0.4	2.7	(2.3)	96%
2)OUS Distributors (excluding Filshie)	8.6	9.1	(0.5)	20%
3)WW Filshie	10.1	10.8	(0.7)	31%
Total Above:	19.1	22.6	(3.5)	147%
Above % of Total Below:	50%	55%	147%
Total Consolidated WW Revenues:	38.5	40.9	(2.4)

The OUS (Outside the U.S.) Distributor category (item 2 above) included UTMD’s China distributor for blood pressure monitoring kits for which a non-changeable/noncancellable order at the beginning of 2025 for 2025 shipments was surprisingly cancelled in 3Q 2025, resulting in $431 lower revenues than had been committed, and $310 of the $471 lower OUS distributor sales compared to 2024.

The decline in WW Filshie device revenues (item 3 above) can be divided into three parts:

Filshie Device Sales	2025 Sales [million $]	2024 Sales [million $]	Revenue Change [million $]	2025 Revenue Change from 2024
Domestic Direct (to U.S. medical facilities)	4.5	4.0	+0.5	+11%
OUS Direct (to medical facilities outside the U.S.)	4.5	5.3	(0.8)	( 16%)
OUS distributors	1.1	1.5	(0.4)	( 23%)
Total Filshie Revenues:	10.1	10.8	(0.7)	( 7%)

OUS Direct Filshie revenues were sales by UTMD subsidiaries directly to medical facilities in the UK, France, Ireland, Canada, Australia and New Zealand. In contrast to a sales increase in the U.S., OUS Filshie sales were significantly lower.

Because of additional cost-of-living adjustments for employees in 2025 and continued inflation in raw material costs, UTMD realized an expected decrease in its 2025 gross profit margin compared to 2024.  Nevertheless, it was able to maintain its GP margin in 4Q 2025 consistent with 4Q 2024, in part due to the low gross profit margin of former sales to its China distributor.

Although WW operating expenses remained about the same as in the previous year, UTMD’s robust Operating Income margin in 2024 was lower in 2025 as a result of lower sales. Legal costs associated with the Filshie clip litigation in the U.S., which are captured in G&A operating expenses, were $783 lower in 2025.  But that benefit was more than offset by the following three unusual G&A expense elements: 1) recognition of $395 write-off of cancellation fees due from the China distributor, 2) recognition of a $195 loss from embezzled funds by UTMD’s Australia subsidiary manager, who pled guilty, but hasn’t repaid, and 3) a $100 increase in OUS G&A expenses relative to 2024 FX rates due to a stronger EUR and GBP in 2025.  The remaining $93 increase in WW operating expenses was due essentially to higher salaries and option expense for the same number of people.

Non-operating income was lower primarily as a result of lower interest rates on UTMD’s higher cash balances. Year-to-year income tax provision rates varied as a result of the mix of pretax profits in various sovereignties, including truing up for 2024 actual taxes filed in 2025.   EPS benefited from UTMD repurchasing over 4.5% of its shares during the year.

UTMD’s December 31, 2025 Balance Sheet, in the continued absence of debt, remained strong. After using over $12.7 million of its cash, specifically $8,355 to repurchase shares, $3,984 to pay stockholder dividends and $371 for new manufacturing equipment and tooling during 2025, ending Cash and Investments increased $2.8 million to $85.8 million on December 31, 2025 from $83.0 million on December 31, 2024. Non-cash working capital declined a net $210 as a result of $877 continued reduction in inventories after the earlier accumulation as a hedge against supply chain disruption, and $573 lower year-ending receivables as a result of lower sales. The lower inventories and receivables helped provide the increase in cash. Stockholders’ Equity (SE) increased $1.8 million as of December 31, 2025 from December 31, 2024 despite the reduction in SE from $12.3 million in share repurchases and stockholder dividends.

Foreign currency exchange (FX) rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of calendar year 2025 compared to the end of 2024, and the end of 3Q 2025 follow:

	12-31-25	12-31-24	Change	9-30-25	Change
GBP	1.34450	1.25209	7.4%	1.34420	-
EUR	1.17344	1.03505	13.4%	1.17331	-
AUD	0.66679	0.61834	7.8%	0.66127	0.8%
CAD	0.72914	0.69428	5.0%	0.71789	1.6%

Revenues (sales) - 4Q 2025

Total consolidated 4Q 2025 UTMD worldwide (WW) sales were $9,044 compared to $9,157 in 4Q 2024, $113 (1.2%) lower. “Constant currency” sales are defined as USD-denominated sales at the same foreign currency exchange rates as in the prior applicable period of time. Total constant currency 4Q 2025 sales were $8,892, as a stronger EUR and GBP in 4Q 2025 added $153 to sales in those foreign currency sales using the prior year’s FX rates. U.S. domestic sales were 4.9% lower, and OUS sales were 4.9% higher in USD terms, than in 4Q 2024.

Domestic U.S. sales in 4Q 2025 were $5,453 compared to $5,735 in 4Q 2024. Domestic sales are invoiced in USD and are not subject to FX rate fluctuations. The components of domestic sales include 1) “direct other device sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), excluding Filshie device sales, 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “direct Filshie device sales”. UTMD separates Filshie device sales from other medical device sales direct to medical facilities because of their significance, and the acquisition history. Direct non-Filshie device sales, representing 68% of total domestic sales, were $200 (5.1%) lower in 4Q 2025 than in 4Q 2024. OEM sales, representing 11% of total domestic sales, were $286 (31.5%) lower. Direct Filshie device sales, representing 21% of 4Q 2025 total domestic sales, were $204 (21.6%) higher in 4Q 2025 compared to 4Q 2024.

OUS sales in 4Q 2025 were $3,591 compared to $3,422 in 4Q 2024, 4.9% higher. Constant currency OUS sales were up 0.5%.  Both the GBP and EUR were stronger relative to the USD than in the same quarter in 2024, while the AUD and CAD FX rates were about the same. The net FX constant currency impact resulted in a $153 increase in USD-denominated 4Q 2025 sales. FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 4Q 2025 and 4Q 2024 for revenue purposes follow:

	4Q 2025	4Q 2024	Change
GBP	1.3283	1.2808	+ 3.7%
EUR	1.1641	1.0589	+ 9.9%
AUD	0.6547	0.6546	-
CAD	0.7165	0.7166	-

The combined weighted-average positive FX impact on 4Q 2025 foreign currency sales was 6.4%. The portion of OUS sales which were invoiced in foreign currencies, in USD terms, were 28% of total consolidated 4Q 2025 sales compared to 25% in 4Q 2024.

OUS sales invoiced in foreign currencies are to direct end-users in Ireland, the UK, France, Canada, Australia and New Zealand, and to OUS distributors of devices manufactured by UTMD subsidiaries in Ireland and the UK. Direct to end-user OUS sales in USD terms in 4Q 2025 which were 40% of all OUS sales, were lower by 15.1%, 3.7%, 28.5%, 33.8% and 9.4% for Ireland, the UK, France, Canada and Australia/New Zealand respectively compared to 4Q 2024. These lower numbers primarily reflected lower Filshie OUS direct device sales. In USD terms, 4Q 2025 export sales to OUS distributors, which were 60% of OUS sales, were 22% higher than in 4Q 2024.  There were no shipments of pressure monitoring kits to UTMD’s China distributor in either 4Q 2025 or 4Q 2024. Sales from Ireland to OUS distributors in 4Q 2025 represented 58% of total OUS distributor sales compared to 38% in 4Q 2024.  Export sales from the U.S. to OUS distributors are invoiced in USD. Sales to OUS distributors from the U.S. were 18% lower in 4Q 2025 than in 4Q 2024 as some OUS distributor orders were accepted in Ireland rather than in the U.S. in order to help balance UTMD’s production capacity.

Sales - 2025 Year

Total UTMD consolidated 2025 WW USD-denominated sales were $38,520 compared to $40,903 in 2024, $2,383 (5.8%) lower than in 2024. The decline can be explained primarily from three sales categories highlighted in the summary at the beginning of this release: 1) an expected $2,295 (85%) decrease in OEM sales of biopharma pressure sensors and accessories to PendoTECH, reducing Ireland OUS sales $429 and U.S. OEM sales $1,866; 2) in other than Filshie device sales, an unexpected $471 (5%) decrease in OUS distributor sales, including $310 lower UTMD Ltd (Ireland) sales to UTMD’s China distributor of blood pressure monitoring kits, which was $431 lower than its “non-changeable” 2025 annual order; and 3) $745 (7%) lower WW sales of Filshie Clip System devices.

OUS USD-denominated sales in 2025 were $1,700 (9.7%) lower at $15,758 compared to $17,458 in 2024. UTMD Ltd (Ireland) 2025 sales to PendoTECH which were zero in 2025 were $429 lower, and to its China distributor for pressure monitoring kits $310 lower. OUS Filshie device sales, both direct to OUS medical facilities and to OUS distributors combined, which are shipped from Ireland or the UK, were $1,181 lower. Sales of other UTMD devices to OUS distributors were $220 higher in 2025.  OUS biopharma sales to PendoTECH and blood pressure monitoring kits to UTMD’s China distributor are expected to be zero in 2026, compared to a combined $2,458 in 2025.

Sales invoiced in foreign currencies, which were $11,388 when converted to USD, represented 72% of OUS sales and 30% of consolidated total sales. The stronger EUR and GBP added $397 in OUS foreign currency sales compared to constant currency terms.  FX rates for income statement purposes are transaction-weighted averages. The weighted-average FX rates from the applicable foreign currency to USD during 2025 and 2024 for revenue purposes follow:

	2025	2024	Change
GBP	1.3181	1.2772	+ 3.2%
EUR	1.1394	1.0846	+ 5.1%
AUD	0.6435	0.66	( 2.50%)
CAD	0.7148	0.7313	( 2.30%)

The combined weighted-average favorable FX impact on 2025 foreign currency OUS sales was 3.6%, increasing reported 2025 USD sales by $397 relative to the same foreign currency sales in 2024.  In constant currency terms, OUS sales in 2025 were 12.0% lower than OUS sales in 2024. The portion of OUS sales invoiced in foreign currencies in USD terms was 30% of total consolidated 2025 USD sales compared to 32% in 2024. Including the impact of changed FX rates, OUS 2025 direct to end-user sales by UTMD subsidiaries in USD terms were 13% lower.

Domestic U.S. sales in 2025 were $22,761 compared to $23,444 in 2024, which was $683 (2.9%) lower than in 2024. The $1,866 lower domestic PendoTECH sales were offset by $1,183 higher other domestic sales. Domestic Filshie device sales, representing 20% of domestic sales, were $436 (+10.8%) higher. The unit volume of Filshie clips sold was 12% higher. Domestic direct sales of other devices were $872 (+5.9%) higher, led by a 16% increase in domestic NICU device sales.  All other U.S.OEM (not PendoTECH) sales in 2025, which fluctuate from year-to-year, were $125 lower than in 2024.

Looking forward to 2026, OEM sales to PendoTech and blood pressure monitoring kits to China are expected to be zero, compared to $2.5 million in 2025. Although with substantial uncertainty, UTMD plans to offset those losses entirely with new product sales including sales to other biopharma customers, combined with modest growth in its organic business including domestic Filshie device sales, as well as improvement in OUS Filshie device sales.

Gross Profit (GP)

GP results from subtracting the costs of manufacturing, quality assurance and receiving materials from suppliers. With an 5.8% decline in 2025 sales, UTMD’s GP was $2,142 (8.9%) lower than in 2024. But UTMD was able to limit dilution of its GP margin in 4Q 2025. With a 1.2% decline in sales, 4Q 2025 GP was $59 (1.1%) lower than in 4Q 2024. The fourth quarter comparison might be more instructive for 2026 year as a whole because there were no sales to UTMD’s China distributor in either 4Q 2025 or 4Q 2024.  As expected, UTMD’s 2025 GP margin was squeezed by supplier costs for raw materials continuing to increase and further employee cost-of-living adjustments, thanks to the residual inflationary effects of excessive government largesse during and after the COVID pandemic. The 2025 GP margin was 57.1% compared to 59.0% in 2024, and 58.2% in 4Q 2025 compared to 58.1% in 4Q 2024.

Operating Income (OI)

OI results from subtracting Operating Expenses (OE) from GP. For the year 2025, OI was $11,402 compared to $13,594 in 2024, a 16.1% decrease.  The $2,192 decrease in 2025 OI was from the combination of $2,142 lower GP together with $50 higher OE.  OI in 4Q 2025 was $2,442 compared to $2,930 in 4Q 2024.  The $488 lower 4Q 2025 OI was a combination of $59 lower GP and $429 higher OE.

OE are comprised of Sales and Marketing (S&M) expenses, G&A expenses and Product Development (R&D) expenses. The following table summarizes OE in 4Q and year 2025 compared to the same periods in 2024 by OE category:

OE Category	4Q 2025	% of sales	4Q 2024	% of sales	2025	% of sales	2024	% of sales
S&M:	$ 510	5.7	$ 505	5.5	$ 2,051	5.3	$ 1,901	4.6
G&A:	2,100	23.2	1,767	19.3	7,880	20.5	7,835	19.2
R&D:	212	2.3	121	1.3	668	1.7	813	2.0
Total OE:	2,822	31.2	2,393	26.1	10,599	27.5	10,549	25.8

The following table summarizes “constant currency” OE in 4Q and year 2025 by OE category:

OE Category	4Q 2025 const FX	2025 const FX
S&M:	$ 505	$ 2,042
G&A:	2,064	7,780
R&D:	212	668
Total OE:	2,781	10,490

The FX rate change impact on OE in both periods resulted from a stronger GBP and EUR.  The total impact of FX rate changes on OE added $41 in 4Q 2025 and $109 for the year 2025.

S&M expenses increased in 2025 primarily as a result of cost-of-living salary increases. Constant currency S&M expenses were the same in the 4Q, and $141 higher for the full year. In addition to cost-of-living salary increases, R&D increased in the 4Q as a result of validation testing for a new product, but were lower for the year as a result of higher testing in 2024.  There was no FX rate impact on R&D expenses, as they were carried out in the U.S.

The major changes in OE were in the G&A expense category. U.S. product liability lawsuit legal expenses in 2025 were $1,355 (3.5% of sales) compared to $2,139 (5.2% of sales) in 2024.  Litigation expenses in 4Q 2025 were $372 (4.1% of sales) compared to $326 (3.6% of sales) in 4Q 2024. Litigation expenses were $783 lower for the 2025 year, but $46 higher in 4Q 2025 compared to the same periods in 2024.  As of January 2026, fourteen of nineteen courts where cases have been filed around the country have dismissed the lawsuits. Four more are awaiting court decisions on UTMD summary judgment motions. If a summary judgment motion is denied, the case would go to trial. No case has gone to trial as yet. While there are currently fewer active cases, and thus less discovery and motion work anticipated in 2026, any cases that must go to trial could drive up litigation expenses significantly.

Despite the $783 lower 2025 G&A expense from litigation, total WW consolidated G&A expenses were $45 higher. Two unexpected 2025 G&A expense increases were 1) the 3Q bad debt write-off of the $395 balance of a cancellation fee charged UTMD’s China distributor for work in process and custom materials used solely for that customer, based on a non-changeable annual order, the last shipment of which in 3Q 2025 was surprisingly cancelled before shipment, and 2) the recognition in 4Q 2025 of a $195 loss of funds embezzled by UTMD’s former Australia subsidiary manager, about which she admitted guilt and promised to repay, but in fact hasn’t repaid yet. In addition to the two “one-time” unusual G&A expenses of $590 in 2025, the FX impact of G&A expense OUS added another $100. Otherwise, cost of living salary increases for all G&A employees except the CEO made up the remaining $48 increase in 2025 G&A expenses.

With respect to the FX impact on G&A expenses, a stronger GBP added $19 in 4Q, and $65 for the year 2025, for the same GBP IIA amortization in the UK.  The stronger GBP and EUR together added $17 in other 4Q 2025 G&A expenses, and $35 for the year 2025, with the impacts split about evenly between the two currencies. The negative impacts on consolidated 2025 G&A expenses of slightly weaker CAD and AUD currencies were minor in both periods. Because prediction of the FX rate impact looking forward is not possible, UTMD’s financial projections assume the same exchange rates in 2026 as in 4Q 2025.

A division of G&A expenses by location follows:

G&A Exp Category	4Q 2025	% of sales	4Q 2024	% of sales	2025	% of sales	2024	% of sales
IIA Amort - UK:	$528	5.8	$509	5.6	$2,096	5.4	$2,031	5
UK:	189		175		743		724
US:	1,040		949		3,881		4,477
IRE:	104		91		767		364
AUS:	212		17		266		115
CAN:	27		26		127		124
Total G&A:	2,100	23.2	1,767	19.3	7,880	19.2	7,835	19.2

Income Before Tax (EBT)

EBT results from subtracting net non-operating expense (NOE) or adding net non-operating income (NOI) from or to, as applicable, OI. Consolidated 2025 EBT was $14,110 (36.6% of sales) compared to $16,802 (41.1% of sales) in 2024. Consolidated 4Q 2025 EBT was $3,106 (34.3% of sales) compared to $3,614 (39.5% of sales) in 4Q 2024.

NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) U.S. excise taxes on share repurchases; 3) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms; and 4) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. Negative NOE is NOI. Net NOI in 2025 was $2,707 compared to $3,208 NOI in 2024. Net NOI in 4Q 2025 was $664 compared to $684 NOI in 4Q 2024. The lower 2025 NOI was due primarily lower interest rates on UTMD cash balances. The contribution of NOI in 2025 as a percent of sales was 7.0% compared to 7.8% in 2024.

EBITDA is a non-US GAAP metric that measures profitability performance without factoring in effects of financing, accounting decisions regarding non-cash expenses, capital expenditures or tax environments. Consolidated EBT excluding the remeasured bank balance currency gain or loss, interest expense, noncash effects of depreciation, amortization of intangible assets and stock option expense (“adjusted consolidated EBITDA”) were $17,458 for the year 2025 compared to $19,852 in 2024, a 12.1% decrease. Adjusted consolidated EBITDA in 4Q 2025 was $3,965 compared to $4,405 in 4Q 2024.

UTMD’s adjusted consolidated EBITDA as a percentage of sales was 45.3% for the year 2025 compared to 48.5% in 2024. UTMD’s adjusted consolidated EBITDA as a percentage of sales was 43.8% in 4Q 2025 compared to 48.1% in 4Q 2024.

Management believes that this operating performance metric provides meaningful supplemental information to both management and investors and confirms UTMD’s ongoing excellent financial performance.

UTMD’s non-US GAAP adjusted consolidated EBITDA is the sum of the elements in the following table, each element of which is a US GAAP number:

	4Q 2025	4Q 2024	2025	2024
EBT	$3,106	$3,614	$14,110	$16,802
Depreciation Expense	212	201	826	730
Femcare IIA Amortization Expense	528	509	2,096	2,030
Other Non-Cash Amortization Expense	5	8	30	35
Stock Option Compensation Expense	111	72	373	256
Interest Expense	-	-	-	-
Remeasured Foreign Currency Balances	3	1	23	(1)
UTMD non-US GAAP EBITDA:	$3,965	$4,405	$17,458	$19,852

Net Income (NI)

NI for the year 2025 of $11,286 (29.3% of sales) was 18.7% lower than NI of $13,874 (33.9% of sales) in 2024. NI in 4Q 2025 of $2,565 (28.4% of sales) was 11.6% lower than NI of $2,902 (31.7% of sales) in 4Q 2024. The average consolidated income tax provisions (as a % of the same period EBT) for the year 2025 and 2024 were 20.0% and 17.4% respectively, and were 17.4% and 19.7% in 4Q 2025 and 4Q 2024 respectively. The consolidated income tax provision rate varies as the mix in taxable income among U.S. and foreign subsidiaries with differing income tax rates differs from period to period. UTMD has consistently paid millions of dollars in income taxes annually. The basic 2025 corporate income tax rates in each of the sovereignties were the same as in the prior year.

Earnings per share (EPS).

Despite 16.1% lower OI for the 2025 year, diluted 2025 EPS of $3.483 compared to $3.961 in 2024 were just 12.1% lower. Diluted EPS in 4Q 2025 were $0.802 compared to $0.857 in 4Q 2024. The smaller decrease in EPS for the 2025 year compared to the decline in OI and a higher average income tax provision rate was due to fewer diluted shares. Diluted shares were 3,239,927 for the 2025 year compared to 3,503,165 in 2024. Diluted shares were 3,197,585 in 4Q 2025 compared to 3,387,932 in 4Q 2024.

The number of shares used for calculating 4Q 2025 and year 2025 EPS were higher than the December 31, 2025 outstanding share balance of 3,186,221 because of a time-weighted calculation of average outstanding shares. Outstanding shares at the end of calendar year 2025 were 3,186,221 compared to 3,335,156 at the end of 2024, a decline of 4.5%. The difference was due to share repurchases of 148,935 during 2025. There were no employee options exercised in 2025.  The total number of outstanding unexercised employee and outside director options at December 31, 2025 was 121,085 at an average exercise price of $70.66, including shares awarded but not yet vested. This compares to 97,985 unexercised option shares at the end of 2024 at an average exercise price of $73.77/ share, including shares awarded but not vested.

The number of shares added as a dilution factor for both years 2025 and 2024 was zero. The number of shares added as dilution factors was zero because the applicable average exercise price was higher than the applicable period-ending market prices. In October 2025, 23,800 non-qualified option shares were awarded to 40 employees and one new outside director at an exercise price of $58.10 per share. In November 2024, 24,600 non-qualified option shares were awarded to 47 employees and one new outside director at an exercise price of $64.09 per share. UTMD’s stock option plans continue to be an integral part of attracting and retaining productive employees. Over time, option plans have not been dilutive to stockholders, as the Company has consistently repurchased substantially more shares in the open market at lower prices than it has awarded in options.

UTMD paid $977 ($0.305/share) in dividends to stockholders in 4Q 2025 compared to $1,038 ($0.300/share) paid in 4Q 2024. UTMD paid $3,983 ($1.22/share) in dividends to stockholders in 2025 compared to $4,260 ($1.20/ share) in dividends in 2024. Payments in 2025 were lower than in 2024 despite higher dividends per share as a result of share repurchases. As declared in November 2025, UTMD’s regular quarterly dividend was increased to $0.310 per share starting with a January 2026 payment.

In 2025, the following quarterly repurchases were made:

	# Shares Repurchased	Average Cost/ Share	Total Cost [$K]
1Q 2025	54,267	$59.35	$3,221
2Q 2025	64,988	$53.67	3,488
3Q 2025	11,729	$55.67	653
4Q 2025	17,951	$55.35	993
Year Total	148,935	$56.10	$8,355

In 2024, the Company repurchased 301,961 of its shares for $19,968, which was an average cost of $66.13 per share. During the two years of 2025 and 2024, the Company repurchased a total 450,896 shares for $28,323, which was an average cost of $62.82 per share. The combined two-year purchases reduced outstanding shares 12.4% from the end of 2023.  The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders.

UTMD’s closing share price at the end of 2025 was $55.96, down 9.0% from the closing price of $61.47 at the end of 2024, and down 11.1% from the end of the prior calendar quarter. In comparison, the major stock market indices were all substantially higher for the year 2025: the Dow Jones Industrial Average was up 13.0%, the S&P 500 Index up 16.4% and the NASDAQ Composite, in which UTMD shares are traded, up 20.4%.  Year 2025 marks the first time over the last 27 years that UTMD’s stock price declined three years in a row.

Balance Sheet

Please see the December 31, 2025 Balance Sheet at the end of this report. At the end of 2025, UTMD’s cash and investments at $85.8 million were $2.8 million higher than at the end of 2024 as a result of $17.5 million operating EBITDA minus $2.8 million accrued income taxes, $4.0 million paid in cash dividends paid to stockholders, $8.4 million used to repurchase shares and a $0.2 million decrease in non-cash working capital. The lower non-cash working capital was a result of lower sales activity combined with fewer days in receivables which reduced ending receivables $0.6 million, and a $0.9 million decrease in inventories previously set as a hedge against supply chain disruptions, which were offset by a $1.1 decrease in current liabilities. At December 31, 2025, Net Intangible Assets decreased by $1.6 million to 12.2% of total consolidated assets from 13.4% on December 31, 2024.  UTMD’s consolidated Property, Plant and Equipment (PPE) net asset value increased $145 despite $826 in 2025 depreciation minus $371 in new PPE purchases, as a result of year-end stronger OUS FX rates translating OUS asset values in the UK and Ireland to USD.

Financial ratios as of December 31, 2025 which may be of interest to stockholders follow:

1)Current Ratio = 37.6

2)Days in Trade Receivables (based on 4Q 2025 sales activity) = 35.0

3)Average Inventory Turns in 2025 (based on 2025 CGS) = 2.0

4)2025 ROE (before dividends) = 9.4%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of UTMD’s products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare in general, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.  UTMD’s 2025 SEC Form 10-K will be filed on or before March 27, 2026, and can be accessed at www.utahmed.com.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long-term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Fourth Quarter (three months ended December 31)

(in thousands except earnings per share):

	4Q 2025	4Q 2024	Percent Change
Net Sales	$ 9,044	$9,157	( 1.2%)
Gross Profit	5,264	5,323	( 1.1%)
Operating Income	2,442	2,930	(16.7%)
Income Before Tax	3,106	3,614	(14.1%)
Net Income	2,565	2,902	(11.6%)
Diluted EPS	$0.802	$0.857	( 6.3%)
Shares Outstanding (diluted)	3,198	3,388

INCOME STATEMENT, Twelve Months (Calendar Year ended December 31)

(in thousands except earnings per share):

	2025	2024	Percent Change
Net Sales	$ 38,520	$ 40,903	( 5.8%)
Gross Profit	22,001	24,143	( 8.9%)
Operating Income	11,402	13,594	(16.1%)
Income Before Tax	14,110	16,802	(16.0%)
Net Income	11,286	13,874	(18.7%)
Diluted EPS	$ 3.483	$ 3.961	(12.1%)
Shares Outstanding (diluted)	3,240	3,503

BALANCE SHEET

(in thousands)	DEC 31, 2025	SEP 30, 2025	DEC 31, 2024
Assets
Cash & Investments	$85,756	$84,267	$82,976
Accounts & Other Receivables, Net	3,522	3,725	4,095
Inventories	7,935	8,118	8,812
Other Current Assets	529	422	448
Total Current Assets	97,742	96,532	96,331
Property & Equipment, Net	9,908	10,000	9,762
Intangible Assets, Net	14,892	15,443	16,445
Total Assets	$122,542	$121,975	$122,538
Liabilities & Stockholders’ Equity
Accounts Payable	$ 911	$ 768	$ 696
REPAT Tax Payable	-	-	698
Other Accrued Liabilities	1,687	2,243	2,363
Total Current Liabilities	$2,598	$3,011	$3,757
Deferred Tax Liability – Intangible Assets	114	248	604
Long Term Lease Liability	225	241	282
Deferred Revenue and Income Taxes	337	223	468
Stockholders’ Equity	119,268	118,252	117,427
Total Liabilities & Stockholders’ Equity	$122,542	$121,975	$122,538